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MCGUIREWOODS

August 28, 2008

Commonwealth Cash Reserve Fund, Inc.
4350 North Fairfax Drive
Suite 580
Arlington, Virginia 22203

Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Commonwealth Cash Reserve Fund, Inc., a Virginia corporation, in connection with its conversion (the "Conversion") to a Virginia business trust (whether in corporate or trust form, "CCRF") and the Registration Statement on Form N-14 (the "Registration Statement") filed by CCRF under the Securities Act of 1933, as amended (the "1933 Act"), relating to (i) the proposed acquisition (the "Acquisition") of the Cadre Funds (as defined in the hereinafter described Agreement and Plan of Reorganization) by the SNAP® Fund (to be renamed "Prime Series") and by the CCRF Federal Portfolio (to be renamed "Government Series"), each a series of CCRF; and (ii) the issuance of Institutional Class and Cash Management Class shares of beneficial interest of Prime Series to the holders of the shares of certain of the Cadre Funds and the issuance of shares of beneficial interest of Government Series to the holders of the third Cadre Fund (such shares of the two Series to be issued being collectively, the "Shares") in connection with the Acquisition, all pursuant to the terms of the Agreement and Plan of Reorganization dated as of July 3, 2008 (the "Agreement and Plan"), between CCRF and Cadre Institutional Investors Trust ("CIIT"), in substantially the form included in the Registration Statement.

We have reviewed the following: the Registration Statement; the form of the Agreement and Plan; the form of the Declaration of Trust of CCRF; and form of the By-Laws of CCRF (the foregoing documents reviewed in form only are referred to collectively as the "Form Documents"). We have also reviewed certain proceedings of CCRF and originals or copies identified to our satisfaction of such agreements, instruments, opinions, certificates and other documents as we have deemed necessary for purposes of rendering the opinions contained in this letter.

We have assumed for purposes of these opinions that prior to the time the Shares are issued (i) the shareholders of CCRF and CIIT have taken all actions they are required to take to approve the Conversion and the Agreement and Plan, including the Acquisition; the Agreement and Plan has been duly executed and delivered by the parties thereto; and each of the Form Documents, as it becomes effective, is in all material respects in the form we have reviewed; (ii) the Conversion has been consummated and a Certificate of Trust (the "Certificate of Trust") duly issued by the State Corporation Commission of the Commonwealth of Virginia (the "Commonwealth") with respect to CCRF; and (iii) no action has been taken to dissolve or wind up the affairs of CCRF or to rescind or modify any of the approvals necessary for the Conversion or the Acquisition. We have also assumed the genuineness of signatures or documents submitted to us as originals, the authenticity thereof, and the conformity with the originals of any documents submitted to us as copies or specimens.

As to questions of fact material to our opinions, without undertaking to verify them by independent investigation, we have relied upon representations of CCRF contained in the Form Documents, the certified proceedings of CCRF, and certifications of the officers and representatives of CCRF.

Based upon and subject to the foregoing, we are of the opinion that:

1. As of the date the Certificate of Trust is issued, CCRF will be duly formed and will be validly existing as a business trust under the laws of the Commonwealth.

2. The Shares registered under the 1933 Act, when issued in accordance with the terms described in the Registration Statement and the Agreement and Plan, will be legally issued by CCRF and will be fully paid and non-assessable.

We express no opinion as to any other matter other than as expressly set forth above. This opinion is rendered as of its date, and we assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, or any changes in law that may hereafter occur.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do no admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations promulgated thereunder.

Very truly yours,

McGuireWoods LLP